Exhibit 99.1

Monster Digital, Inc. Names Jonathan Clark as Interim President

Clark Brings Proven Sales & Marketing Record in Driving Profitable Consumer Products Sales Growth

Simi Valley, CA – October 4, 2016 – Monster Digital, Inc. (Nasdaq: MSDI) (“Monster Digital” or the “Company”), which develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications, today announced that it has appointed Jonathan Clark as Interim President. Currently a Director of the Company, he will take over the active management of the organization effective October 8, 2016. David H. Clarke will remain as Executive Chairman and CEO of the Company.

Jonathan Clark has a proven track record in the consumer products industry for successfully building internationally recognized brands. He began his professional career at Santa Fe International and later at Masco, Inc., where he built Hot Springs Spas into the number one selling hot tub brand in the Pacific Northwest. His success in this role led to his recruitment by Jacuzzi Whirlpool Bath, a division of Hanson, PLC, to open company owned retail stores under the Jacuzzi Spa brand.

Over the following years, Mr. Clark became President and CEO of Sundance Spas, Inc., which included the Jacuzzi Spas International brand. During his tenure, he built Sundance and Jacuzzi Spas into the number one and number two largest acrylic spa brands in the world, and expanded product distribution across 60 countries with more than 1,200 independent locations. Mr. Clark also led the development of private-labeled exclusive products including Costco (Imperial), Sam’s Club (Member’s Mark) and Lowe’s (Swift River), securing a significant market share of the mass merchant hot tub market.

Mr. Clark holds a Doctorate and Master’s Degree in Psychology, with a focus on Organizational Psychology. His Bachelor of Arts Degree in Business Administration and Marketing Management is from California State University, Fullerton. Mr. Clark resides in Santa Ana, California with his wife and two children.

David H. Clarke, Executive Chairman and CEO of Monster Digital stated, “We are extremely pleased to name Jonathan Clark as Interim President. I am personally delighted to once again be working with Jonathan, who has a proven ability to build and lead teams, grow profitability with integrity and professionalism, and drive sales and marketing of consumer products. When Jonathan first joined Sundance and Jacuzzi Spas, annual sales were approximately $26 million and $6 million, respectively. Under his management, annual sales revenue for Sundance, Jacuzzi Spas and mass-merchant brands combined grew to approximately $227 million while generating approximately $27 million in annual EBITDA when it was sold in early 2007.”

“We are disappointed in our recent sales traction, but the appointment of a proven executive in sales and marketing addresses this situation. I am confident, that under Jonathan’s leadership, we will build sales momentum and move steadily towards delivering to our objectives. We have an outstanding line of action sports cameras and expect to announce the introduction of our new dual lens Virtual Reality Camera and Virtual Reality Headsets very soon,” Mr. Clarke concluded.

Jonathan Clark commented, "We have global recognition for our Monster brand, a growing roster of premium products, particularly in the fast growing action sports camera market, access to a solid network of esteemed customer and distributor channels, and manufacturing partners to drive sustainable, profitable sales growth. I look forward to working with Monster Digital’s marketing, finance, R&D, operations and sales teams. I am keenly aware that no revenue is generated without a professional sales team, and I am grateful for our domestic and international sales force."

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster Digital branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster Digital is a registered trademark of Monster Products, Inc. in the U.S. and other countries.

For more information about the company, please visit http://www.monsterdigital.com

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward looking statements include, but are not limited to, Monster Digital’s drive to innovate and focus on the latest in evolving trends, introduction of its VR platform to European customers and growing its existing 1080 and 360 market.. These statements relate to future events, future expectations, plans and prospects. Although Monster Digital believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Monster Digital has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2016, (Registration No. 333-207938). Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

PCG Advisory

Investors:

Vivian Cervantes

D: 212-554-5482

vivian@pcgadvisory.com